MOTOROLA SOLUTIONS, INC.
LISTING OF MAJOR SUBSIDIARIES
2/7/2025

EXHIBIT 21
Motorola Solutions Australia Pty. Limited	Australia
Noggin Pty Limited	Australia
Motorola Solutions Ltda.	Brazil
Motorola Solutions Connectivity, Inc.	California, U.S.
Avigilon Corporation	Canada
Motorola Solutions Canada Inc.	Canada
Quorum II S.A.	Chile
Advance Convergence Group, Inc.	Delaware, U.S.
Avigilon USA Corporation	Delaware, U.S.
AVO USA Holding 2 Corporation	Delaware, U.S.
Envysion, Inc.	Delaware, U.S.
Kodiak Networks, Inc.	Delaware, U.S.
Motorola International Network Ventures, Inc.	Delaware, U.S.
Motorola Solutions Credit Company LLC	Delaware, U.S.
Motorola Solutions Funding Corporation	Delaware, U.S.
Motorola Solutions Video Manufacturing, Inc.	Delaware, U.S.
Network Ventures I, Inc.	Delaware, U.S.
Openpath Security Inc.	Delaware, U.S.
Pelco, Inc.	Delaware, U.S.
Rave Wireless, Inc.	Delaware, U.S.
VaaS International Holdings, Inc.	Delaware, U.S.
Vigilant Solutions, LLC	Delaware, U.S.
WatchGuard Video, Inc.	Delaware, U.S.
Airwave Solutions Limited	England and Wales
Ava Security Limited	England and Wales
Guardian Digital Communications Limited	England and Wales
Motorola Solutions International Holding Limited	England and Wales
Motorola Solutions UK Acquisition Company Limited	England and Wales
Motorola Solutions UK Holding One Limited	England and Wales
Motorola Solutions UK Holding Two Limited	England and Wales
Motorola Solutions UK Holdings LP	England and Wales
Motorola Solutions UK Limited	England and Wales
Motorola Solutions UK One LP	England and Wales
Motorola Solutions Germany GmbH	Germany
MVConnect, Inc.	Illinois, U.S.
Tetra Ireland Communications Limited	Ireland
Motorola Solutions Israel Limited	Israel
Motorola Solutions Malaysia Sdn. Bhd.	Malaysia
IPVideo Corporation	New York, U.S.
Avtec, LLC	South Carolina, U.S.
Secure Collateral Management, LLC	Texas, U.S.
Twisted Pair Solutions, Inc.	Washington, U.S.